Exhibit 10.2

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is made as of the 23rd day of November, 2021, by and between PHR CHERRY PROPCO, LLC, a Michigan limited liability company (“Borrower”), and BANKNEWPORT, a Rhode Island financial institution (“Lender”).

WHEREAS, Borrower has requested a certain construction and mortgage loan from Lender, and Lender has agreed to make such loan on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of said loan and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

SECTION 1        DEFINITIONS

1.1              Certain Defined Terms. In addition to the definitions contained in the foregoing recital clause, the following terms shall have the meanings set forth below:

“Access Laws” means the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations and orders issued pursuant thereto, including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.

“Accounting Terms” means accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of all financial data submitted pursuant to this Agreement and prepared in accordance with GAAP.

“Advance” means the advance of any Loan proceeds when made in accordance with Section 2.3 or Section 2.7 hereof.

“Agreement” means this Agreement, as amended from time to time.

“Approvals” shall have the meaning set forth in Section 5.10 hereof.

“Assignee” shall have the meaning set forth in Section 19.17 hereof.

“Assignment of Licenses, Permits and Approvals,” means the Collateral Assignment of Licenses and Permits dated of even date made by Borrower in favor of Lender.

“Assignment of Management Agreement” means the Tri-Party Agreement dated of even date herewith by and among Borrower, OpCo and Lender, with respect to the Management Agreement.

“Assignment of Project Documents” means the Collateral Assignment of Project Documents dated of even date herewith made by Borrower in favor of Lender, pursuant to which Borrower have collaterally assigned to Lender Borrower’s rights in certain documents relating to construction of the Project.

“Borrower’s Share” is the excess, if any, of the costs of completing the Project incurred to the end of the latest Requisition period for the Project (net of retained amounts not then due) over the aggregate Loan Advances by Lender for costs for the Project incurred to the end of that period.

“Budget” means a detailed budget prepared by Borrower for the total estimated costs, both Hard Costs and Soft Costs, that will be incurred by Borrower in connection with the construction, equipping and completion of the Project. The Budget attached hereto as Schedule 2 is approved by Lender.

“Building(s)” mean, collectively, all of the building(s), structure(s) and improvements now or hereafter located on the Premises.

“Business Day” means any day other than a Saturday, Sunday or day which shall be a legal holiday or day on which banking institutions are required or authorized to close in the State of Rhode Island.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to such term in the Mortgage and the Security Agreement.

“Collateral Assignment” means the Collateral Assignment of Leases and Rents dated as of even date herewith made by Borrower in favor of Lender with respect to the Premises.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Completion” or “Completion of the Improvements” means the substantial completion of the Project and payment of the Hard Costs and the Soft Costs of all design, construction, equipping, furnishing and fixturing of the Project, and procurement of all approvals, licenses and permits necessary to make the same ready for use and occupancy, excluding ordinary punch list items.

“Construction Advance” has the meaning as set forth in Section 2.3 hereof.

“Conversion Date” means the earlier of: (i) disbursement of all Construction Advance, or (ii) November 23, 2023.

“Consultant” shall have the meaning set forth in Section 9.2 hereof.

“Cost of Funds Margin” means (i) with respect to the Floating Rate, two hundred fifty (250) basis points per annum, and (ii) with respect to the Fixed Rate, two hundred twenty-five (225) basis points per annum.

“Cost of Funds Rate” means (i) with respect to the Floating Rate, the one (1) month Federal Home Loan Bank of Boston classic advance rate, and (ii) with respect to the Fixed Rate, the Federal Home Loan Bank of Boston amortizing advance rate for the remaining term of the Loan.

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BankNewport/PHR Cherry Propco, LLC

“Debt” means all items which (a) constitute “debt” or “Debt” under Section 101(11) of the United States Bankruptcy Code or under the United States Uniform Fraudulent Conveyance Act, the United States Uniform Fraudulent Transfer Act or any analogous applicable law, and (b) in accordance with generally accepted accounting principles consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Debt is to be determined and, in any event, shall include, without limitation, any liability, whether or not any such liability shall have been assumed, (i) on account of deposits, advances or progress payments under contract, or any indebtedness or liability evidenced by note, bonds, debentures or similar obligations (including, without limitation, any purchase option obligations, conditional sales or similar title retention agreements) or indebtedness for borrowed money, (ii) secured by any mortgage, pledge, lien or security interest on or in property owned or acquired, and (iii) under a lease which, in accordance with generally accepted accounting principles consistently applied, should be capitalized, and guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Debt Service” means, for any relevant accounting period, the aggregate amount of principal and interest payments due from Borrower with respect to their Total Liabilities. Any interest which has been funded from the proceeds of the Loan shall be excluded for purposes of determining Debt Service.

“Default” means any of the events specified in Section 8 hereof which with the passage of time or giving of notice or both would constitute an Event of Default.

“Environmental Agreement” means the Hazardous Materials Indemnification Agreement dated of even date herewith given by Borrower and Guarantor to Lender, such Environmental Agreement being further described in Section 3.5 hereof.

“Environmental Laws” shall have the meaning set forth in Section 4.15(a) hereof.

“Environmental Report” means the Phase I Environmental Site Assessment for the Mortgaged Property on file with Lender.

“EPA” shall have the meaning set forth in Section 4.15(b) hereof.

“Event of Default” means an Event of Default described in Section 9 hereof.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Fixed Rate” means the fixed rate per annum equal to the Cost of Funds Rate plus the Cost of Funds Margin as determined on the Conversion Date.

“GAAP” means generally accepted accounting principles established by the United States Financial Accounting Standards Board in effect.

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BankNewport/PHR Cherry Propco, LLC

“Governmental Authorities” means the United States, the state in which the Premises is located and any political subdivision, agency, department, commission, board, bureau or instrumentality of either of them, including any local authorities, which exercise jurisdiction over the Premises.

“Guaranty” means that certain the Guaranty Agreement dated of even date herewith given by Guarantor to Lender.

“Guarantor” means Procaccianti Hotel REIT, Inc., a Maryland corporation.

“Hard Costs” means the aggregate costs of all labor, materials, equipment, fixtures and furnishings necessary for the Completion of the Improvements. The initial projection of the Hard Costs appears on the Budget.

“Hazardous Materials” shall have the meaning set forth in Section 4.15(b) hereof.

“Hotel” means the approximately 14,688 square foot, five story, 77 room hotel, known as Cherry Tree Inn & Suites, to be renovated and operated on the Premises.

“Indebtedness” means, for Borrower (a) all indebtedness or other obligations of Borrower for borrowed money or for the deferred purchase price of property or services, (b) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services the payment or collection of which Borrower have guaranteed or in respect of which Borrower is liable, contingently or otherwise, including, without limitation, liable by way of unconditional agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person; or otherwise to assure a creditor against loss, (c) all indebtedness or other obligation; of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by Borrower, whether or not Borrower have assumed or become liable for the payment of such indebtedness or obligations and (d) capitalized lease obligations of Borrower.

“Initial Advance” shall mean the first Advance to be made hereunder pursuant to Section 2.3 hereof, which may be contemporaneous with or subsequent to the time of the execution and delivery by Borrower and Lender of this Agreement.

“Interest Rate” means the applicable interest rate set forth in the Note.

“Leases” means, collectively, the leases with all tenants of the Premises now existing or hereafter entered into by Borrower, if any.

“Legal Requirement” shall mean any requirement imposed upon Lender by any law of the United States of America or the Commonwealth of Massachusetts or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any other board or governmental or administrative agency of the United States of America, or any political subdivision of any thereof.

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BankNewport/PHR Cherry Propco, LLC

“Loan” means the loan made by Lender to Borrower in the principal amount of $10,000,000, as evidenced by the Note.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, and all other instruments and documents concurrently, previously, or at any time hereafter executed by Borrower in connection with the Loan or this Agreement.

“Loan to Value Ratio” shall have the meaning set forth in Section 6.16 hereof.

“Management Agreement” means the Hotel Management Agreement dated June 3, 2021, by and between OpCo and Manager, pursuant to which Management Agreement, Manager agrees to manage the Hotel.

“Manager” means PHR Cherry Tree Hotel Manager, LLC.

“Master Lease” means that certain Hotel Lease dated July 30, 2021, by and between Borrower, as landlord, and OpCo, as tenant, for the Mortgaged Property.

“Maturity Date” shall mean the Maturity Date set forth in the Note.

“Mortgage” means Mortgage and Security Agreement dated of even date herewith granted by Borrower to Lender on the Premises.

“Mortgaged Property” means, collectively, Borrower’s interests in the Premises, and all of Borrower’s right, title and interest in the Buildings, all as further described in the Mortgage.

“Net Operating Income” means actual combined gross revenues of the Borrower and OpCo from the Premises, less actual operating expenses for the Premises, which shall include a minimum industry standard management fee of three (3%) percent of gross revenues and capital reserve of four (4%) percent.

“Note” means the Promissory Note dated of even date herewith made by Borrower in favor of Lender in the stated principal amount of $10,000,000.

“Obligations” means all obligations and all liabilities of Borrower under this Agreement, the Note, and the Security Documents.

“OpCo” means PHR Cherry Opco Sub, LLC, a Michigan limited liability company.

“Participant” shall have the meaning set forth in Section 10.18 hereof.

“Patriot Act” means the USA Patriot Act, Pub. L. No. 107-56 et seq.

“Permitted Encumbrances” means those encumbrances, if any, permitted by Lender on the property of Borrower as set forth in Schedule 1 attached hereto and incorporated herein by reference.

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BankNewport/PHR Cherry Propco, LLC

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Post-Distribution Debt Service Coverage Ratio” shall, mean with respect to the twelve (12) month period of time immediately preceding each date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP , of (1) the sum of the Borrower’s and OpCo’s combined Net Operating Income from the Hotel, plus or minus non-recurring one-time income /expenses as allowed by Lender in its sole discretion, minus all shareholder dividends an/or distributions divided by (2) the sum of the Borrower’s and OpCo’s required debt service payments due under the loans plus any payments required under other indebtedness or capital lease obligations permitted by the loan documents or by the Lender

“Pre-Distribution Debt Service Coverage Ratio” shall mean with respect to the twelve (12) month period of time immediately preceding each date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (1) the sum of the Borrower’s and OpCo’s combined Net Operating Income from the Hotel, plus or minus non-recurring one-time income /expenses as allowed by Lender in its sole discretion, divided by (2) the sum of the Borrower’s and OpCo’s required debt service payments due under the loans plus any payments required under other indebtedness or capital lease obligations permitted by the loan documents or by the Lender.

“Premises” means, collectively, the real estate located at 2345 US-31 N, Traverse City, Michigan, with all Buildings and improvements now or hereafter situated thereon, as more particularly described in the Mortgage, on which the Hotel is located.

“Prohibited Person” means any person (i) listed in the annex to, or who is otherwise subject to the provisions of the Executive Order; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions, of the Executive Order; (iii) with whom a person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or who is an affiliate of a person listed in clauses (i) through (v) above.

“Project” means renovation of the Buildings on the Premises pursuant to the Property Improvement Plan.

“Project Approvals” shall have the meaning set forth in Section 4.13 hereof.

“Property Improvement Plan” means the final approved property improvement plan for the Hotel as approved by Lender, including the Budget.

“Security Agreement” means that certain Collateral Assignment of Security Agreement dated as of even date herewith made by Borrower in favor of Lender, assigning Borrower’s interest in that certain Security Agreement by and between Borrower and OpCo covering all assets of the OpCo to secure its obligations under the Master Lease.

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BankNewport/PHR Cherry Propco, LLC

“Security Documents” means the Mortgage, the Assignment, the Guaranty, the Security Agreement, the Assignment of License, Permits and Approvals, the Assignment of Project Documents, the Assignment of Management Agreement, and any other agreement or instrument now or hereafter securing or guarantying the Note.

“Soft Costs” shall mean all costs of Completion of the Improvements other than Hard Costs, including but not limited to, architects’ fees, attorneys’ fees, interest, real estate taxes, survey costs, accounting fees and title insurance premiums. The initial projection of the Soft Costs appears on the initial Budget.

“Tax” shall mean any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by Lender or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender, provided that the term “Tax” shall not include any taxes imposed upon the net income of Lender by the United States of America or any political subdivision thereof.

“Total Liabilities” means all items of Indebtedness, obligation or liability of the Borrower which would, in accordance with GAAP, be classified as liabilities of a Person conducting a business the same as or similar to that of Borrower.

SECTION 2        THE LOAN

The following terms and conditions shall apply to the Loan:

2.1              Loan. Lender has agreed to make the Loan to Borrower subject to all of the terms and conditions of this Agreement, for a term of five (5) years.

2.2              Purpose of Loan. The purpose of the Loan is to refinance existing mortgage financing on the Premises and finance the Project on the Premises.

2.3              Initial Loan Advance. Upon satisfaction of all conditions precedent to the making of the Loan, and provided that Borrower have satisfied all conditions and requirements set forth in Section 5 hereof, Lender shall advance to Borrower, pursuant to the terms of this Agreement in the amount of $8,000,000 to refinance the Premises plus certain costs associated with this Loan as set forth in a closing settlement statement delivered in connection herewith (the “Initial Advance”). The remaining $2,000,000 shall be advanced to Borrower in up to four Advances to finance costs associated with the Project (each such Advance a “Construction Advance”) in accordance with Section 2.7 hereof on or before the Conversion Date.

2.4              Note; Interest. The Loan shall be evidenced by the Note and shall bear interest on the unpaid principal balance thereof, not in advance, whether before or after maturity, to the extent permitted by applicable law, from the date of the Advance of the Loan proceeds, at the rates set forth in the Note.

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BankNewport/PHR Cherry Propco, LLC

2.5              Payments.

2.5.1                  All payments shall be applied first to the payment of all outstanding fees, expenses and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of Borrower to Lender as Lender determines in its sole discretion. If any payment hereunder or under the Note becomes due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

2.5.2        The Borrower may prepay the principal balance of the Loan in whole or in part upon thirty (30) days prior written notice.

The following make-whole prepayment premiums shall apply to any and all prepayments made prior to the Maturity Date and upon thirty (30) days prior written notice from the Borrower to the Lender:

The Borrower shall be obligated to pay the Lender simultaneously with such prepayment, a prepayment premium in an amount determined as follows:

Year	Percentage of Principal Prepaid
During the first year of the Loan:	2%

During the second of the Loan:	1.0%

During the third, fourth and fifth years of the Loan:	0.5%

Provided, however, there shall be no prepayment premium during the ninety (90) days preceding the Maturity Date.

Borrower shall be obligated to pay the foregoing prepayment premium regardless of whether such payment is made following Lender’s acceleration of the balance of the Note, or voluntarily by Borrower, except that no prepayment premium shall be payable (in whole or in part) in connection with any prepayments pursuant to the Mortgage in the event of any eminent domain affecting the hotel, Project and/or the Mortgaged Property. No prepayment shall postpone or waive any required payment of interest or principal on the Note.

2.6              Use of Proceeds. Borrower shall use the proceeds of the Loan solely for purposes as set forth in Section 2.2 hereof.

2.7              Advance of Loan Proceeds. On or before the Conversion Date, but in no event more than four (4) times in total including upon Borrower’s Completion of the Project, Borrower shall submit evidence of all costs and expenses associated with the Project requested in such Construction Advance, in form and substance reasonably required by Lender, together with all evidence as required pursuant to Section 2.8 hereof. Notwithstanding the aforesaid, in no event shall Lender be obligated to advance funds from the Loan in excess of the lesser of (i) $10,000,000, or (ii) sixty (60%) percent of the “As Complete” MAI Appraised Value and fifty five percent (55%) of the “As Stabilized” MAI Appraised Value of the Mortgaged Property.

Loan Agreement	-8-
BankNewport/PHR Cherry Propco, LLC

2.8              Construction Advances.

2.8.1                  Each Construction Advance shall be payable to Borrower at such time after completion of those portions of the Project included in such requested Construction Advance and Lender receives all of the following, to the extent required hereby and by Lender:

(i)                 Evidence of all costs incurred by Borrower for the Project consistent with the Budget, including, but not limited to invoices and such back up documentation as reasonably required by Lender for the portion of the Project included in such Construction Advance;

(ii)              Evidence reasonably satisfactory to Lender that the improvements and the Premises are free of all mechanic’s, materialmen’s and other liens, or Lender has received other assurance against such liens satisfactory to it in its reasonable discretion; provided, however, with respect to any Construction Advance which is not the last Construction Advance, partial lien waivers made through the date of any interim Construction Advances will be acceptable to Lender.

(iii)            Evidence satisfactory to Lender that Borrower have obtained all Project Approvals from, given all notices to, and taken all such other actions with respect to, such governmental authorities as may be required under applicable requirements for the construction of the Project and upon completion, the permanent use and occupancy of the Premises for their intended uses, together with copies of all such Project Approvals.

(iv)             Notification from Lender’s Consultant, if required by Lender, in its sole discretion to the effect that: (i) with respect to any Construction Advance which is not the last Construction Advance, the portion of the Project requested to be funded in such Construction Advance has been substantially completed in a good and workmanlike manner in accordance with the Property Improvement Plan and (ii) with respect to the last Construction Advance the Project has been substantially completed in a good and workmanlike manner in accordance with the Property Improvement Plan.

(v)               With respect to the final Construction Advance, copies of the original certificates of occupancy for the Buildings, and all other applicable certificates, licenses, consents and approvals issued by governmental authorities with respect to the Project and the Buildings except for those that are not required for the temporary occupancy of the Buildings. Borrower shall obtain and provide Lender with copies of the permanent certificates of occupancy when issued.

(vi)             With respect to the final Construction Advance, final lien waivers (on AIA documents or other form reasonably satisfactory to Lender) from the general contractor and such laborers, subcontractors and materialmen as may be reasonably requested by Lender, duly executed and notarized.

(vii)          With respect to the final Construction Advance, ff requested by Lender, copies of the warranties issued by the general contractor to Borrower pursuant to any contract for construction, and of all other warranties issued to Borrower by subcontractors and manufacturers for labor performed and materials supplied in connection with the construction of the improvements (if any).

(viii)        (v)        With respect to the final Construction Advance, a final endorsement is issued by the title insurance company insuring the aggregate of all Advances made by Lender under Lender’s Mortgage showing no encumbrances against the Premises other than the Permitted Encumbrances and any additional encumbrances previously consented to in writing by Lender.

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BankNewport/PHR Cherry Propco, LLC

2.9              Payments due to Lender. Any sum which in accordance with any provision of this Agreement shall be payable by Borrower to Lender may, at the election of Lender, be paid out of the proceeds of the Loan.

2.10          Suspension of Advances. The obligation of Lender to make to make any Construction Advance hereunder may, at its election (which election may be changed at any time and from time to time), be suspended upon and after the occurrence of any of the following:

2.10.1              Borrower fails upon request to furnish Lender with the following at or prior to the making of any Construction Advance:

(i)                 the written certificate of said title company, as of the date of such request, certifying that such Advance is secured by a first lien on the Premises pursuant to the Mortgage, and that Lender’s title insurance policy has been endorsed by increasing the policy coverage limit to an amount equal to at least the aggregate of all Advances made by Lender to Borrower under this Section 2; and proof reasonably satisfactory in form and substance to Lender that all parties who have furnished labor or materials used or to be used in the construction of the Project have released their liens against the Premises by instrument(s) acceptable to the title company furnishing Lender’s title policy, and/or, that the interests of Lender have been protected by subordination of such liens to the liens of the Mortgage and/or by insurance against such liens, and/or by bond or bonds satisfactory to Lender, conditioned upon completion of the construction in conformity with the Property Improvement Plan and free from liens and upon payment for all labor and material used in such construction;

(ii)              evidence reasonably satisfactory to Lender (i) that all required Project Approvals for the Advances made to date and for all Requisitions submitted to Lender, including all necessary building permits, licenses, and consents of governmental authorities having jurisdiction over the Premises or the Project, have been obtained and remain in force and effect, and (ii) that such Premises is suitably zoned and subdivided for its intended use;

2.10.2              Either the Premises or any portion of the unadvanced proceeds of the Loan are under actual or purported attachment, garnishment or trustee process or any lien (inchoate or perfected) or other encumbrance exists which might take priority over the Mortgage on the Premises which is not bonded against or dismissed within thirty (30) days of such filing or commencement; or, other than city or town real estate taxes and sewer assessments not yet due and payable; or

2.10.3              Any Event of Default beyond any applicable notice and grace period exists hereunder, or under any regulation or restriction, or building, zoning, subdivision, environmental or health laws or ordinances affecting the Premises; or

2.10.4              Title to the Premises and to the improvements thereupon shall be or become unsatisfactory to Lender by reason of any restriction, lien, charge, encumbrance, title condition or exception not shown by the mortgagee’s policy of title insurance issued as of the date of recording of the Mortgage, recorded after the date of such policy, and not thereafter consented to in writing by Lender; provided, however, that Lender shall not unreasonably withhold, condition or delay such consent if a restriction, encumbrance or other title condition is reasonably necessary for the completion of the Project; or

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BankNewport/PHR Cherry Propco, LLC

2.10.5              Borrower assigns or attempts to assign its rights or obligations under this Agreement or in any of the Advances; or

2.10.6              The Premises is conveyed or encumbered in any way (whether voluntary or involuntary) without the prior written consent of Lender and except as otherwise permitted hereunder; or

2.10.7              The improvements on the Premises are, in the reasonable judgment of Lender, materially damaged or destroyed (and for purposes hereof the term “materially damaged” means damaged such that repair thereof will likely take more than one hundred twenty (120) days or cost more than $250,000); or

2.10.8              Borrower does not disclose to Lender within a commercially reasonable period of time not to exceed fourteen (14) days, upon written demand by Lender, the names of all persons known to Borrower to have furnished labor or materials to the Project or with whom Borrower has contracted or intends to contract for the construction of the improvements or the furnishing of labor or materials therefor; or

2.10.9              Any petition is filed or other action commenced seeking enforcement of any mechanics’, laborers’, materialmen’s or similar liens filed against the Premises and/or any of the improvements thereon, and such petition or action is not bonded against or dismissed within thirty (30) days of such filing or commencement; or

2.10.10          The Project is not, in the professional, good faith opinion of Lender or its Lender’s Consultant, being constructed or renovated in substantial accordance with the Property Improvement Plan; or

2.10.11          Any condemnation proceeding or litigation is pending or threatened against the Premises, which would materially impair or materially affect the full utilization or development of the Project; or

2.10.12          Any of the Project Approvals is withdrawn, overturned, suspended or terminated, or expires and is not reinstated within forty-five (45) days; or

2.10.13          Construction of the Project is not completed by the second anniversary of the date hereof for any reason.

2.11          Automatic Debit. Borrower hereby authorizes and directs Lender to debit Borrower’s main operating demand deposit account number [_______________] with Lender for the amount of all sums coming due under the Note on the date when due. Nothing contained herein shall relieve Borrower of its obligation to make payments under the Note as and when they become due, and if Lender is unable to debit any amount when it becomes due because of insufficient funds in the designated account, then Borrower shall be responsible for immediately paying the applicable amount to Lender. Any failure by Borrower to pay such amount when due shall constitute an Event of Default under Section 8.1.2 hereof.

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BankNewport/PHR Cherry Propco, LLC

SECTION 3        SECURITY

3.1              Mortgage. In consideration of the Loan made by Lender to Borrower, Borrower agrees to grant to Lender, concurrently herewith, a first priority mortgage lien on and security interest in, and collateral assignment of leases and rents from, the Premises, pursuant to the Mortgage, which Mortgage shall be security for all of the obligations and indebtedness of Borrower to Lender now or hereafter existing, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

3.2              Security Agreement. In consideration of the Loan made by Lender to Borrower, Borrower agrees to grant to Lender, concurrently herewith, an assignment of all business assets of OpCo pursuant to the Security Agreement, pursuant to which Borrower assigns all of its rights under that certain Security Agreement granted by OpCo in favor of Borrower dated as of even date herewith, which Security Agreement shall be security for all of the obligations and indebtedness of Borrower to Lender now or hereafter existing, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

3.3              Assignment of Project Documents. In consideration of the Loan, Borrower agrees to grant to Lender, concurrently herewith, a collateral assignment of all of Borrower’s rights in the contracts for the Project and in the Property Improvement Plan, any plans and specifications relating thereto and all other agreements related to the Project, whether any such contracts and agreements are in writing or verbal, pursuant to the Assignment of Project Documents, which Assignment of Project Documents shall be security for all of the obligations and indebtedness of Borrower to Lender now or hereafter existing, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

3.4              Guaranty. In consideration of the Loan made by Lender to Borrower, Borrower agrees to cause Guarantor to execute and deliver to Lender, the Guaranty, which Guaranty shall, subject to the limitations set forth therein, be security for the obligations and indebtedness of Borrower to Lender now or hereafter existing, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

3.5              Environmental Agreement. In consideration of the Loan made by Lender to Borrower, Borrower and Guarantor have agreed to defend and indemnify Lender for certain environmental hazards pursuant to the Environmental Agreement, which Environmental Agreement is hereby incorporated herein by reference having the same force and effect as if set forth herein.

3.6              Assignment of Management Agreement. In consideration of the Loan, Borrower and OpCo agree to enter into the Assignment of Management Agreement as security for all of the obligations and indebtedness of Borrower to Lender now or hereafter existing, and the provisions of which are hereby incorporated herein by reference having the same force and effect as if set forth herein.

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BankNewport/PHR Cherry Propco, LLC

SECTION 4        REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and make the Loan, Borrower represents and warrants to Lender (which representations and warranties shall survive the delivery of the Note and the making of the Loan) that:

4.1              Financial Statements. All financial statements previously furnished by Borrower to Lender are complete and correct, and fully and accurately reflect the financial condition of Borrower as of said dates, and the results of its operations for the period stated. To the best of Borrower’s knowledge and belief, Borrower does not have any contingent obligations, liabilities for taxes, unusual long-term commitments or lease commitments except as provided in such financial statements or the notes thereto. Since the date of the most recent financial statements submitted to Lender there has been no material adverse change in the financial condition of Borrower.

4.2              Organization and Qualification. Borrower (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the power and authority to own its properties and to carry on business as now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary, and (iii) has the power to execute and deliver this Agreement, to borrow hereunder and to execute and deliver to Lender the Note, the Security Documents and any other instruments required hereunder.

4.3              No Conflict.

(a)               Borrower has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement, the Note, the Security Documents and any other agreements referred to herein or related to the Loan.

(b)               To the best of Borrower’s knowledge, all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau or agency which are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Note and any other agreements referred to herein have been duly obtained and are in full force and effect.

(c)               To the best of Borrower’s knowledge, the execution, delivery and performance of this Agreement, the Note, the Security Documents and any other agreement referred to herein will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any provision of any existing law or regulation or of any order or decree of any court or governmental authority, bureau or agency or of the Articles of Organization or Limited Liability Company Operating Agreement of Borrower.

4.4              Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Borrower, threatened against or affecting Borrower which, if adversely determined, would have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of Borrower. Borrower is not in default with respect to any order of any court, arbitrator or governmental body arising out of any action, suit or proceeding under any statute or other law.

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4.5              No Default. Borrower is not a party to any agreement or instrument or subject to any restriction adversely affecting its business, properties or assets, operations or conditions, financial or otherwise. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which its assets may be bound, and no event of default beyond any applicable cure or grace period as hereinafter specified has occurred and is continuing hereunder.

4.6              Properties. Borrower has fee title to the Premises, free and clear of all mortgages, liens and encumbrances, except for the Mortgage and the Permitted Encumbrances.

4.7              Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against Borrower, and no tax liens have been filed and no claims are being asserted, or proposed or threatened to be asserted, with respect to any taxes which are not reflected in the financial statements referred to in Section 4.1 hereof, and Borrower is currently providing adequate reserves for all current taxes.

4.8              Regulation U. Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System); and will not use the proceeds of the Loan so as to violate Regulation U as it may be amended or interpreted from time to time by the Board of Governors of the Federal Reserve System.

4.9              No Pending Insolvency. Any funds advanced to Borrower under this Agreement do not render Borrower insolvent; Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws, or the liquidation of all or a major portion of its property and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

4.10          Statements. To the best of Borrower’s knowledge, no statement of fact made by or on behalf of Borrower in this Agreement or in any certificate or schedule furnished to the Lender pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading. There is no fact currently known to Borrower which has not been disclosed to Lender which materially adversely affects or will materially adversely affect the Property, business, prospects or condition (financial or otherwise) of Borrower.

4.11          Legally Enforceable Agreement. To the best of Borrower’s knowledge, this Agreement, the Note, the Security Documents and any other documents executed by Borrower in connection with the Loan, are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and except as certain remedies thereunder may be subject to equitable principles.

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4.12          Representations and Warranties. Borrower makes the representations and warranties concerning the Premises as set forth below:

4.12.1              To the best of Borrower’s knowledge, all Buildings constructed after the date hereof, as designed, shall not upon construction thereof violate any existing applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, relating to zoning, building use and occupancy, subdivision control, fire protection, health and sanitation. The Buildings will comply with applicable zoning laws and regulations, or is a pre-existing non-conforming use.

4.12.2              There are no material agreements pertaining to the Premises, the Buildings or the operation or maintenance thereof other than as described in this Agreement (including the Schedules hereto) or otherwise disclosed in writing to Lender by Borrower; and no person or entity has any right or option to acquire the Buildings or the Premises or any portion thereof or interest therein.

4.12.3              To the best of Borrower’s knowledge, the entire Premises including all Buildings shall, when the Project is completed, comply fully with the Americans with Disabilities Act of 1990, and all applicable regulations promulgated thereunder.

4.13          Approvals of Project. The Property Improvement Plan for the Project has been submitted to Lender and to all governmental authorities having jurisdiction over the Premises, and to all other necessary parties. All necessary building and other permits for commencement of the Project have or will been obtained from said parties prior to the commencement of any construction. All approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under applicable laws, rules, ordinances and regulations, or required under the terms of any restriction, covenant or easement affecting the Premises, or otherwise necessary or desirable for the ownership and construction of the Project, have or will been obtained prior to the commencement of any construction (collectively, the “Project Approvals”).

4.14          Zoning. Borrower shall have obtained, prior to its commencement of construction of the Project, to the extent required, all necessary zoning and subdivision relief and approvals to permit the construction and use of the Project on the Premises as intended by Borrower, all in complete compliance with zoning and subdivision ordinances and other laws, rules and regulations of the City of Traverse City, Michigan, if any relief is required from the municipality.

4.15          Environmental Compliance. Borrower makes the following representations and warranties to Lender as to the Premises:

(a)               To the best of Borrower’s knowledge, neither Borrower nor any operations conducted by Borrower or any tenant of Borrower on the Premises, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act of 1977, the Federal Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, or any other federal, or state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (collectively, “Environmental Laws”), which violation involves the Premises or would have a material adverse effect on the environment or the business, assets or financial condition of Borrower.

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(b)               Borrower has not received notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that Borrower has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (collectively, “Hazardous Materials”) which Borrower has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Laws; or (iii) that Borrower is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Materials.

(c)               Except as described in the Environmental Report, no portion of the Premises has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; and except as described in the Environmental Report no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Premises; and (i) in the course of any activities conducted by Borrower, or the operators of the Premises, no Hazardous Materials have been generated or are being used on the Premises except in accordance with applicable Environmental Laws; (ii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release” or “Releases”) or threatened Release of Hazardous Materials on, upon, into or from the Premises, which Release has not been remedied in accordance with applicable environmental Laws or would have an adverse effect on the value of the Premises or adjacent properties or the environment; (iii) to Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of the Premises which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Premises; and (iv) to Borrower’s knowledge, any Hazardous Materials that have been generated on the Premises have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws.

(d)               Except as described in the Environmental Report, to the best of Borrower’s knowledge and belief, no part of the Premises is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

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4.16           Single Purpose Entity; Authorization. Borrower represents and warrants, and covenants for so long as any indebtedness or obligations of Borrower to Lender remain outstanding, as follows:

(a)               Borrower does not currently own any asset or property other than (i) the Premises; and (ii) cash, intangible property and the personal property and fixtures described in the Mortgage related to the Mortgaged Property.

(b)               Borrower does not currently engage in any business other than the acquisition, ownership, management and operation of the Premises, and Borrower will conduct and operate its business in all material respects as currently conducted and operated and will not change the use or intended use of the Premises without the prior written consent of the Lender. Lender’s consent shall be granted or withheld at Lender’s sole discretion.

(c)               Borrower has not incurred any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) the Obligations, and (ii) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are customary and reasonable under the circumstances. Except with Lender’s prior written approval in each instance, no indebtedness other than the Obligations is or shall be secured by the Premises. Lender’s approval shall be granted or withheld at Lender’s sole discretion. In connection with any such financing approved by Lender, Borrower shall be required to obtain and deliver to Lender a subordination and standstill agreement from such Lender which shall be in form and substance satisfactory to Lender in its sole discretion.

(d)               Borrower has not made and will not make any Loan or advances to any third party (including any constituent party, any guarantor of any Indebtedness or any affiliate of Borrower, or any constituent party of any such guarantor), except in the ordinary course of business and of the character of trade or operational expenses.

(e)               Borrower will maintain books and records and bank accounts separate from those of its affiliates and any constituent party, and Borrower will file or cause to be filed separate, distinct tax returns or informational return relating only to Borrower.

(f)                Borrower is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate or constituent party of Borrower or any affiliate or constituent party of any guarantor of the Indebtedness), and will use and conduct its business in its own name or any trade name it uses in the ordinary course of business.

(g)               Neither Borrower nor any constituent party will cause or seek the dissolution or winding up, in whole or in part, of Borrower.

(h)               Borrower will not commingle its funds and other assets with those of, or pledge its assets for the benefit of any affiliate of Borrower, any guarantor of the Indebtedness or any other party.

(i)                 Borrower does not or will not hold itself out to be responsible for the debts or obligations or any other person and does not or will not pay another person’s liabilities out of its own funds.

(j)                 Borrower will not consent to the filing or any petition to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, and Borrower will not make an assignment for the benefit of its creditors.

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SECTION 5        CONDITIONS OF MAKING THE LOAN

The obligation of Lender to make the Loan hereunder is subject to the following conditions precedent:

5.1              Representations. The representations and warranties set forth in Section 5 hereof shall be true and correct on and as of the date hereof.

5.2              Certification. Borrower shall have executed and delivered to Lender, upon the execution of this Agreement, the following: (a) a certificate of an authorized officer of the Borrower certifying to the incumbency of the managers/officers of Borrower and the votes of Borrower’s member(s) and/or manager(s) authorizing the execution and delivery of this Agreement, the Note, the Security Documents and any other documents related to the Loan, and (b) such other supporting documents as Lender may reasonably request.

5.3              Legal Opinion. Lender shall have received the favorable written opinions of counsel for Borrower and Guarantor, dated the date hereof, satisfactory to Lender and its counsel in scope and substance.

5.4              Good Standing. Lender shall have received for Borrower Certificates of Good Standing and Legal Existence from the Secretary of the State of Michigan.

5.5              No Default. No Event of Default shall have occurred and be ongoing.

5.6              Title Insurance. Borrower shall be responsible for the payment, at the closing of the Loan, of all title insurance fees, premiums, charges and expenses. The title insurance policy shall insure, as of the closing of the Loan, the full amount of the Mortgage as a valid first lien, pending disbursement thereof. The policy shall insure that the Premises are free and clear of all encumbrances or other interests and free of encroachments of any kind subject only to the exceptions approved by Lender prior to the closing of the Loan. On or prior to the date of the closing of the Loan and the execution of the documents evidencing the Loan and following the filing of Lender’s chattel liens, Lender shall obtain a chattel search and written report.

5.7              Survey. On or prior to the date of the closing of the Loan and the execution of the documents evidencing the Loan, Borrower shall furnish to Lender, at Borrower’s expense, a survey by a qualified engineer or land or surveyor registered in the state in which the Premises is located, certified to Lender and to the title company providing title insurance.

5.8              Payment of Commitment and Other Fees. Borrower shall pay to Lender a commitment fee of $25,000 at the closing of the Loan. The commitment fee shall be deemed to be earned in full upon receipt of such payment thereof, regardless of whether any Advance is ever made hereunder. In addition, all reasonable costs and actual expenses incurred by Lender in connection with the closing of the Loan, including, without limitation, all reasonable legal fees and expenses, appraisal fees, and other expenses, shall be paid by Borrower to Lender at the closing of the Loan. None of the fees payable under this Section 6.8 shall be refundable in whole or in part.

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5.9              Taxes. Before the disbursement of any proceeds of the Loan, Borrower shall pay or cause to be paid on or prior to the date of the closing of the Loan all then outstanding, due and payable taxes, assessment and other governmental charges or liens on the Premises and on other collateral for the Loan, including, without limitation, Borrower’s personal property, then due and payable.

5.10          Approvals. Copies of all authorizations received prior to the date hereof including, without limitation, Project Approvals, subdivision approvals, sewer permits, special exceptions and zoning variances, if any, building and other permits required by any governmental authorities for the construction, use, occupancy and operation of the Premises for the purposes contemplated by the Property Improvement Plan received prior to the date hereof in accordance with all applicable building, environmental, ecological, landmark, subdivision and zoning codes, laws and regulations.

5.11          Contracts. To the extent requested by Lender, copies of the construction contract, all contracts with other major subcontractors, and all riders, addenda and other instruments referred to therein as “contract documents,” certified by Borrower to be true and complete and copies, all of which must be satisfactory in form and substance to Lender.

5.12          Environmental Site Assessment Report. On or prior to the date of the closing of the Loan and the execution of the documents evidencing the Loan, Lender shall receive the Environmental Report on the Premises conducted by independent consultants. Such Environmental Report must report results satisfactory to Lender in its sole discretion. After review of such report, Lender may impose further conditions precedent to its obligation to make the Loan hereunder.

5.13          Budget, Plans. A detailed Budget, and the Property Improvement Plan for the Project, all in form and substance reasonably acceptable to Lender, and a schedule of estimated monthly disbursements.

5.14          Management Agreement. Prior to the closing of the Loan, Borrower shall deliver to Lender a fully-executed copy of the Management Agreement, and the Assignment of Management Agreement, all in form and substance reasonably acceptable to Lender.

5.15       Insurance. Borrower shall comply with all of the following provisions:

(a)               Borrower shall obtain or cause OpCo to obtain, carry and maintain comprehensive general liability insurance covering the Premises in an amount of not less than $2,000,000 for bodily injury (including death) and property damage, per occurrence. Such insurance shall be with companies reasonably approved by Lender. Borrower shall provide Lender with a certificate of insurance containing a provision designating Lender as mortgagee and as an lender’s loss payable party.

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(b)               Borrower shall obtain or cause OpCo to obtain, carry and maintain insurance policies against loss by fire, with extended coverage, and by all other casualties and risks upon the improvements on the Premises with such company or companies as Lender shall reasonably approve in an amount not less than one hundred percent (100%) of the full insurable value of the Premises. The policy or policies of such insurance shall in case of loss be made payable to Lender as collateral security therefor, and Borrower hereby agrees that Lender may, upon failure of Borrower to maintain insurance as required hereunder or to obtain new coverage as required hereunder, at its option, but without obligation so to do, effect new insurance or at Lender’s option, insurance in favor of Lender alone, and that the premium or premiums for all such insurance shall be paid by Borrower promptly when due.

(c)               Borrower shall obtain or cause OpCo to obtain, carry and maintain flood hazard insurance if at any time the building(s) located upon the Premises are located in any federally designated special hazard area (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, A1-30, AE, A99, AH, VO, V1-30, VE, V, M or E) in an amount equal to the full replacement cost, or the maximum amount then available under the National Flood Insurance Program.

(d)               Borrower shall obtain or cause OpCo to obtain, carry and maintain workmen’s compensation insurance for all employees of Borrower engaged on or with respect to the Premises.

(e)               Borrower shall cause its contractor to obtain, carry and maintain such other insurances, including but not limited to builder’s risk insurance as Lender requires, in such form and in such amounts as may from time to time be required by Lender against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Premises.

(f)                Borrower shall give Lender and the insurance carrier immediate written notice of any loss or damage to the Premises. Borrower does hereby appoint Lender to be the true and lawful attorney, irrevocable, of Borrower, in the name and stead of Borrower, and Borrower hereby agrees that Lender may (except for claims of less than $250,000), at Lender’s option, but without obligation to do so, collect the proceeds of claims for losses which may occur under any such insurance, give discharging receipts for sums received in settlement of such losses, to reimburse Lender therefrom for all expenses (including reasonable counsel fees) incurred in connection therewith, and apply the remainder thereof and any unearned premium of or dividend upon any canceled insurance, notwithstanding the claim of any intervening encumbrancer or lienor, at Lender’s election, in whole or in part, on account of the indebtedness secured by the Loan Documents, whether or not then due, or to the cost of repair or restoration of the Premises.

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(g)               Borrower agrees to furnish Lender certificates of all renewals of the aforesaid insurance relating to Borrower or the Premises not less than fifteen (15) days prior to the expiration date of the expiring policies. All policies of insurance shall carry an endorsement unconditionally requiring at least twenty (20) days’ written notice to Lender from the insurer or insurers issuing the same prior to their changing, canceling or not renewing such policy, and Borrower hereby agrees to promptly deliver or cause the delivery of any certificate evidencing any such change or cancellation to Lender. All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of either Borrower or anyone acting for Borrower (including, without limitation, any representations made by Borrower in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Premises for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Premises or any part thereof, shall affect the validity or enforceability of such insurance insofar as Lender is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of Borrower and Lender, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, and (iv) Lender shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(h)               All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the state where the policy is issued and also in the State of Michigan and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “VIII”.

SECTION 6        AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of, and interest on, the Note, unless Lender shall otherwise consent in writing, Borrower shall:

6.1              Maintenance of Properties, Insurance.

(a)               Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses, permits and franchises and comply with all laws and regulations applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all reasonable and customary repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be conducted in accordance with Borrower’s past practice; and maintain insurance in accordance with the requirements of the Security Documents.

(b)               Materially comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction over the property which is the subject of the Security Documents.

(c)               Keep the Premises in good repair, working order and condition, and from time to time make or cause to be made all reasonable and customary repairs, renewals, replacements, betterments and improvements thereto, so that the Premises may be in accordance with Borrower’s past practice.

(d)               Furnish to Lender, upon written request, evidence of all of the insurance coverages required hereunder.

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6.2              Payment of Obligations and Taxes. Pay and discharge or cause to be paid and discharged all of its obligations and liabilities and all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties, or any part thereof; provided that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, lien, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested; and provided, further, that payment with respect to any such tax, lien, assessment, charge, levy or claim shall be made within ten (10) days after entry of final judgment and before any of its property shall be seized or sold in satisfaction thereof.

6.3              Legal Proceedings. Give prompt written notice to Lender of any proceedings instituted against it in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a material adverse effect upon its business, operations, properties, assets, or financial condition.

6.4              Books, Records and Reports. At all times keep proper books of record and accounts in which full, true and correct entries will be made of its transactions in a manner consistent with its past practice. Borrower hereby authorizes Lender to make or cause to be made, at Borrower’s expense and in such reasonable manner and at such reasonable times as Lender may require:

(a)               Inspections and audits of any books, records and papers in the custody or control of Borrower or others, relating to Borrower’s financial or business conditions, including the making of copies thereof and extracts therefrom (except that unless there is an Event of Default continuing beyond any applicable notice and grace period, not more than once per calendar year), and

(b)               Inspections and appraisals of any of Borrower’s assets (except that unless there is an Event of Default continuing beyond any applicable notice and grace period, not more than one appraisal per calendar year).

6.5              Financial Statements. Furnish to Lender:

(a)               On or before one hundred twenty (120) days after the close of its fiscal year, (i) annual management prepared financial statements of Borrower and OpCo (which may be consolidated as to the operations of the Hotel), including, without limitation, all with customary supporting data and schedules all in reasonable detail, consistent with its past practice,, all in accordance with GAAP, including occupancy, ADR, and RevPAR statistics for the Hotel and Premises, together with a certificate, in form and substance acceptable to Lender, of an officer of the Borrower certifying compliance with the financial covenants contained herein.

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(b)               copies of Borrower’s and OpCo federal income tax returns as filed, within thirty (30) days of filing, but in any event no later than October 31 of each year, including evidence of any extensions filed.

(c)               Within forty-five (45) days of each fiscal quarter, management prepared statement of profits and losses and balance sheet of Borrower and OpCo, together with rooms sold data prepared in accordance with current hotel industry format to include RevPAR, occupancy and ADR statistics.

(d)               Within thirty (30) days of each quarter end, STR Report for the Premises and those hotels in the competitive set.

(e)               On or before each year end, an annual budget of Borrower and OpCo for the next preceding year, in form and substance reasonably acceptable to Lender.

(f)                On or before one hundred twenty (120) days after the close of its fiscal year, annual financial statements of Guarantor, including, without limitation, statement assets and liabilities and global statement of cash flows, in form and substance reasonably acceptable to Lender; provided, however, if Guarantor is a SEC reporting company, its form 10-K shall be delivered to Lender promptly after filing the same with the SEC.

(g)       With reasonable promptness, such other information bearing upon the credit and the status of business and operations of the Premises, Borrower and OpCo, and the financial status of Guarantor, as Lender may from time to time reasonably request.

6.6              Adverse Changes. Promptly advise Lender in writing of (a) all litigation and proceedings affecting Borrower or OpCo in which the amount involved is $250,000 or more and is not covered by insurance; or (b) any material adverse change in Borrower’s or OpCo’s condition, financial or otherwise; or (c) any Event of Default described in Section 8 hereof or of the occurrence of any event which upon notice or lapse of time or both would constitute such an Event of Default; or (d) any dispute which may exist between Borrower and any governmental agency or body which would reasonably be expected to materially and adversely affect the Project.

6.7              Accounting. Maintain a standard system of accounting on a GAAP basis.

6.8              Additional Instruments. Promptly execute and deliver or cause to be executed and delivered to Lender all such additional and/or supplemental other instruments and documents from time to time as Lender deems necessary or appropriate for the performance of Borrower’s obligations under this Agreement, or to correct any inaccuracies in any documents executed by Borrower or Guarantors; provided that, in no event shall this Section require the Borrower or Guarantors to increase their liabilities or obligations to Lender.

6.9              Access Laws. Cause the Premises to at all times not be in violation with the requirements of the Access Laws. Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations to the Premises, except pursuant to the Project Documents, Borrower shall not alter the Premises in any manner which would materially increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. Borrower further agree to give prompt written notice of the receipt by Borrower of any material and adverse claims alleging the violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

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6.10          Conduct of Business and Maintenance of Existence. Borrower shall do all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company or corporation, as the case may be, organized under the laws of the State of Michigan, and shall comply in all respects with all applicable laws.

6.11          Environmental Indemnification. In respect of all environmental matters Borrower shall:

(a)               Comply strictly and in all respects with the requirements of all federal, state, and local Environmental Laws; notify Lender promptly in the event of any spill, hazardous waste pollution or contamination affecting the Premises in violation of applicable Environmental Laws; forward to Lender promptly any notices relating to the same received from any governmental agency; and pay promptly when due any valid fine or assessment against the Premises;

(b)               Immediately give written notice to Lender if Borrower or any tenant or subtenant of the Premises becomes involved in any operations at the Premises, generating, storing, disposing, or handling of any hazardous material including, without limitation, the operation of underground fuel storage tanks, or any other activity that could lead to the imposition on Lender, Borrower or the Premises of any liability or lien under any Environmental Laws; provided, however, that no such notice shall be required if any such activities shall be in compliance with all applicable Environmental Laws;

(c)               Immediately contain and, if required by the Michigan Department of Environment, Great Lakes and Energy, the United States Environmental Protection Agency or any other governmental agency having jurisdiction over the Premises, remove any hazardous material found on the Premises, which work must be done in compliance with all requirements and all applicable laws and at Borrower’s expense; and Borrower agree that Lender has the right, at its sole option but at Borrower’s expense, to have an environmental engineer or other representative review the work being done;

(d)               Promptly upon the request of Lender, based upon Lender’s reasonable belief that a violation of applicable Environmental Laws exists with respect to the Premises, provide Lender with an environmental site assessment report or an update of any existing report, all in scope, form and content satisfactory to Lender in its sole discretion, but not more than once per calendar year; and

(e)               Indemnify, defend, and hold Lender harmless from and against any claim, costs, damage (including, without limitation, consequential damages), expense (including, without limitation, attorneys’ fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against Borrower, Lender, or the Premises. The provisions of this Section shall continue in effect and shall survive Lender’s foreclosure of any Mortgage, Lender’s acceptance of a deed in lieu of foreclosure, and Borrower’s repayment of the Loan and the discharge of the Mortgage, provided, however, that the provisions of this Section and the requirements and obligations of Borrower contained herein, including, without limitation, the indemnification requirements, shall not apply to any condition arising after the foregoing events unless such condition was a condition pre-existing the foregoing events, whether latent or patent or if such condition is a direct result of Lender’s gross negligence or willful misconduct.

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6.12          Inspection. Borrower shall permit representatives (whether or not officers or employees) of Lender, at any reasonable time, from time to time, as often as may be reasonably requested by Lender, and after the giving by Lender of reasonable prior notice to Borrower, to visit the Premises or property of others on which any of Borrower’s property or books and records may be located, to inspect, and verify the amount, character and condition of, the Premises, to review and make extracts from its books and records of others relating to it which Lender is entitled to hereunder, including management letters prepared by its independent certified public accountants, and to discuss with its principal officers, directors and independent certified public accountants, its business, assets, liabilities, financial condition, results of operation and business prospects.

6.13          Operating Accounts. Borrower and OpCo shall maintain (a) their operating account(s) for the operation of the Hotel, as defined and set forth in the Management Agreement, with Lender at all times during the terms of the Loan, and (b) their capital reserve account.

6.14          Minimum Pre-Distribution Debt Service Coverage Ratio. Borrower and Opco shall maintain on a combined basis a Pre-Distribution Debt Service Coverage Ratio equal to or greater than 1.35:1.00. Borrower’s and OpCo’s compliance herewith shall be tested annually commencing on December 31, 2022, following Lender’s receipt of financial statements required by Section 6.5 hereof, and thereafter at each successive December 31. Notwithstanding the foregoing, if on any annual determination date the Borrower’s and OpCo’s combined Pre-Distribution Debt Service Coverage Ratio is less than 1.35:1.00, the Borrower may, within thirty (30) calendar days after written notice of from Lender concerning such default elect to cure such default by either (a) tendering to Lender a prepayment of the aggregate outstanding balance of the Note in a sufficient amount calculated by Lender such that had such prepayment been applied to the aggregate outstanding balance of the Note at the beginning of the applicable determination period Borrower and OpCo would have satisfied the required Pre-Distribution Debt Service Coverage Ratio of 1.35:1.00, or (b) deposit in a restricted and separate account maintained with Lender as collateral and pledged to Lender a sufficient cash amount calculated by Lender to be sufficient amount when added to the actual Net Operating Income generated by the Premises bring the Loan into compliance with the Pre-Distribution Debt Service Coverage Ratio of 1.35:1.00. The pay down pursuant to (a) above shall not be subject to a prepayment penalty pursuant to Section 2.5.2 hereof. If Borrower’s and OpCo’s Pre-Distribution Debt Service Coverage Ratio is satisfied as of any subsequent determination date (as calculated without taking into account any funds then on deposit in either the pledged account of capital expenditures reserve account) then so long as no Event of Default is then existing and is continuing, Lender shall return such pledged funds to Borrower.

6.15          Minimum Post-Distribution Debt Service Coverage Ratio. Borrower and OpCo shall maintain a combined Post-Distribution Debt Service Coverage Ratio equal to or greater than 1.00:1.00. Borrower’s and OpCo’s compliance herewith shall be tested annually commencing on December 31, 2022, following Lender’s receipt of financial statements required by Section 6.5 hereof, and thereafter at each successive December 31.

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6.16          Loan to Value Ratio. The outstanding principal balance of the Loan shall not exceed sixty (60%) percent of the value of the Premises based upon the most recent “upon stabilized” appraisal ordered and approved by Lender (the “Loan to Value Ratio”), beginning as of December 31, 2021. Upon the occurrence and during the continuance of an Event of Default, beyond any applicable cure or grace period, Lender may obtain, at Borrower’s expense, an updated appraisal of the Premises and the Loan to Value Ratio shall be tested at such time.

SECTION 7        NEGATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of the principal of, and interest on, the Note, whether now existing or arising hereafter, unless Lender shall otherwise consent in writing, Borrower will not, directly or indirectly:

7.1              Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, liability or lease commitment (except for business lease agreements made in the ordinary course), pertaining to the or the conduct of the Borrower’s business at the Premises, except upon such terms and conditions as may be mutually agreed upon in advance by Borrower and Lender and except:

(a)               Indebtedness under this Agreement and/or any of the Security Documents and/or evidenced by the Note;

(b)               Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business payable in accordance with customary trade terms or with respect to which Borrower are contesting in good faith the amount or validity thereof by appropriate proceedings ;

(c)               Indebtedness described in Borrower’s financial statements and existing on the date hereof; provided that such Indebtedness is paid in accordance with its stated terms .

(d)               All indebtedness of Borrower to any member, affiliate or subsidiary, now or hereafter arising, shall be automatically subordinated to the Borrower’s indebtedness to the Lender, and all such promissory notes and other instruments evidencing such subordinated indebtedness shall be assigned to the Lender.

7.2              Liens. Create, incur, make, assume or suffer to exist any assignment, mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever on any of its property or assets, now or hereafter owned, and related to the Premises or the conduct of the Borrower’s business at the Premises other than in favor of Lender or other than:

(a)               liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which there shall have been set aside on its books adequate reserves or other provisions made in accordance with GAAP; and

(b)               the Permitted Encumbrances.

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7.3              Guaranties. Make any loan or advances to, or assume, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds to any other Person, firm, corporation or other enterprise, through purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, for the purpose of paying any Indebtedness or obligation of such other Person, or otherwise, except the endorsement of negotiable instruments for deposit or collection in the normal course of business.

7.4              Sale of Assets; Management. Sell, lease, transfer or otherwise dispose of any or all of its properties, assets, rights, licenses and franchises to any Person other than in the ordinary course of the Hotel’s operation, or transfer the management of, or enter a management contract with respect to, such properties, assets, rights, license, and franchises.

7.5              Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

7.6              Investments. Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make Loan or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person, except investments in short-term obligations of the United States or certificates of deposit of Lender.

7.7              Fundamental Changes. Dissolve, liquidate, consolidate with, or merge with, or otherwise acquire all or substantially all of the assets or properties of, any other entity, or make any change in its management, or engage, directly or indirectly, in any business substantially different from the business now being conducted, or make any change in the ownership or structure of Borrower without Lender’s prior written consent.

7.8              Distributions. Upon the occurrence and continuance of an Event of Default, beyond any applicable cure or grace period, if any, make any distribution or dividend of cash or property, or both, to the members or shareholders of Borrower.

7.9              Acceleration of Other Indebtedness. Accelerate the maturity of any Indebtedness now or hereafter outstanding to any other bank, supplier, or other third party, or repay the same otherwise than in accordance with its regular amortization.

7.10          Transfer of Interests. Permit the transfer of any direct of interest in Borrower by any of its present members or shareholders or the direct dilution of the percentage interest in Borrower currently held by any present members or shareholders without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed; provided, transfers of any indirect ownership interests in Borrower shall be permitted by transfers of any shares, membership interest or other equity interest in any of the Guarantor and its subsidiaries.

7.11          Limitation on Use of Proceeds. No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

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7.12          No Change in Property Improvement Plan. After the Property Improvement Plan has been approved by Lender, Borrower shall not approve or consent to any substantial and material change in the Property Improvement Plan, without in each instance obtaining the prior written consent of Lender not to be unreasonably withheld, conditioned or delayed.

7.13          Installation of Material, Etc. Neither purchase nor install materials, equipment, fixtures, furnishings or any other part of the Premises (except in the ordinary course of business operations) under purchase money security agreements, conditional sales contracts or lease agreements, or other arrangements wherein title to or a security interest in such property is retained or the right is reserved or accrues to anyone to remove or repossess any such property.

7.14          Anti-Terrorism Laws. Neither Borrower nor any of its affiliates (i) will conduct any business or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) will deal in, or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) will engage in or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act. Borrower covenant and agree to execute and/or deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section including, without limitation, any documentation which is necessary for ongoing compliance with any anti-money laundering laws applicable to Lender.

SECTION 8        DEFAULTS AND REMEDIES

8.1              Events of Default. The following shall constitute Events of Default:

8.1.1                  any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the borrowing hereunder, shall prove to be materially false or materially misleading in any material respect on or as of the date made;

8.1.2                  default in the payment of any installment of the principal of, or fees or interest on, either of the Note within fifteen (15) days after the date when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

8.1.3                  default in the due observance or performance of any material covenant, condition or agreement contained in Section 6 or 7 hereof, in the Note (other than payment) or in the Security Documents, and the continuance of such default for a period of thirty (30) days after notice thereof is given by Lender to Borrower or if such default cannot reasonably be cured within said thirty (30) day period, provided that Borrower promptly commences commercially reasonable efforts to cure, said cure period shall be extended for a period not to exceed an additional ninety (90) days;

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8.1.4                  default, after the expiration of any applicable grace periods, in the due observance or performance of any covenant, promise or provision contained in any other agreement of Borrower in favor of Lender, including, without limitation, any other loan agreement, mortgage deed or security document;

8.1.5                  default, after the expiration of any applicable grace periods, by the Borrower under the Management Agreement;

8.1.6                  default with respect to any evidence of Indebtedness of Borrower (other than the Note), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of Borrower is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise;

8.1.7                  default in the due observance or performance of any other covenant, condition or agreement, on the part of Borrower to be observed or performed pursuant to the terms hereof, and the continuance of such default for a period of thirty (30) days after notice thereof is given by Lender to Borrower or if such default cannot reasonably be cured within said thirty (30) day period, provided that Borrower promptly commences commercially reasonable efforts to cure, said cure period shall be extended for a period not to exceed an additional ninety (90) days;

8.1.8                  Either of Borrower or Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee in bankruptcy or liquidator of it or any of its property, (ii) admit in writing inability to pay its debts as they mature, except for truthful statements to Lender (or its agents) or truthful statements in any legal proceeding or document related thereto; (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken for the purpose of effecting any of the foregoing;

8.1.9                  an order, judgment or decree shall be entered, without the application, approval or consent of either of Borrower or Guarantor by any court of competent jurisdiction, approving a petition seeking reorganization of either of Borrower or Guarantor or appointing a receiver, trustee or liquidator of either of Borrower or Guarantor or of all or a substantial part of the assets of Borrower or Guarantor; provided, however, with respect to such involuntary proceedings, such Borrower or Guarantor shall have sixty (60) days from the date of such order, judgment or decree to discharge the same;

8.1.10              final judgment, including any applicable appeals, for the payment of money in excess of an aggregate of $150,000 shall be rendered against Borrower and the same shall remain undischarged for a period of sixty (60) consecutive days, during which execution shall not be effectively stayed;

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8.1.11              the occurrence of any attachment of any deposits or other property of either of Borrower in the hands or possession of Lender, or the occurrence of any attachment of any other property of either of Borrower in an amount exceeding $150,000 which shall not be discharged within thirty (30) days of the date of such attachment;

8.1.12              any Event of Default occurs and continues under the Guaranty;

8.1.13              Guarantor terminates its Guaranty;

8.1.14              the occurrence of any adverse change described in Section 6.6 hereof;

8.1.15              repeated intentional refusal to permit Lender, its representatives or Lender’s Consultant to enter upon the Premises at all reasonable times to inspect the improvements, the renovation of the Hotel and all materials, fixtures and articles used or to be used in said renovation and to examine all detailed plans, shop drawings and specifications which relate to the improvements, and/or failure to furnish to Lender, its representative or Lender’s Consultant copies of such plans, drawings and specifications within ten (10) business days of the date when requested;

8.1.16              Intentionally omitted;

8.1.17              execution by Borrower of any security instrument other than the Security Documents covering any materials, fixtures, furnishings or equipment intended to be incorporated or placed in the improvements, the filing of a financing statement, publishing notice of such security instrument, or failure to purchase any of such materials, fixtures, furnishings or equipment so that the ownership thereof will not vest unconditionally in Borrower free from encumbrances on delivery at the Premises except those materials, fixtures, furnishings or equipment purchased in the ordinary course of business for a hotel business;

8.1.18              failure by Borrower to disclose to Lender or Lender’s Consultant, upon written request, the names of all persons with whom Borrower have contracted for the construction of the Project or for the furnishing of labor or materials therefor for a period of thirty (30) days after notice from Lender to Borrower;

8.1.19              failure to satisfy or bond a lien for the performance of work or the supply of materials filed against the Premises before the date of any Loan Advance or for a period of thirty (30) days after the filing thereof;

8.1.20              Intentionally omitted;

8.1.21              except as otherwise provided herein, the sale, conveyance or other transfer of any interest of Borrower in the Premises without the prior written consent of Lender, which consent shall not be unreasonably withheld;

8.1.22              the failure or inability of the title insurer to certify, at the time or prior to the time at which Lender would make any Advance of the Loan, which failure cannot be cured within a reasonable period of time, that title to the Premises has not materially and adversely changed since the date hereof;

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8.1.23              if (i) any “notice of violation”, “notice of responsibility” or other similar order is issued by any one or more Governmental Authorities against the Premises or Borrower under any applicable Environmental Law and remains undischarged for a period of sixty (60) days after the issuance thereof or such lesser period of time stated in said notice or in any Environmental Law or (ii) if any lien or claim is filed or arises against the Premises under any Environmental Law; or

8.1.24              the Security Documents fail at any time after their execution and delivery and for any reason (a) to create a valid and perfected mortgage and/or security interest in and to the property purported to be the subject thereof and/or in the priority agreed to by the parties thereto; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny they have any further liability or obligation under the Security Documents.

8.2              Remedies of Lender. Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default:

8.2.1                  Lender may, by written notice to Borrower, declare the entire principal amount of the Note forthwith to be due and payable, whereupon such Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding and any obligation of Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate.

8.2.2                  Lender may enter upon the Premises and construct, equip and complete the Project in accordance with the Property Improvement Plan, with such changes therein as Lender may, from time to time in its reasonable discretion, deem appropriate, all at the risk, cost and expense of Borrower; (b) shall have the right at any and at all times to discontinue any work with respect to the improvements commenced by Borrower or by Lender or to change any course of action undertaken by Borrower or by Lender without being bound by any limitations or requirements of time, whether set forth herein or otherwise; and (c) shall have the right and power (but shall not be obligated) to assume any construction contract made by Borrower in any way relating to the Project and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by Borrower, whether or not previously incorporated into the improvements, all in the reasonable discretion of Lender. In connection with any construction pursuant to the provisions of this Section, Lender may engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment in connection with the improvements; may pay, settle or compromise all bills or claims which are or may become liens against the improvements and/or the Premises or which have been or shall be incurred in any manner in connection with constructing, equipping and completing the Project; and may take such action hereunder, or refrain from acting hereunder, as Lender may, in its reasonable discretion, from time to time determine to be necessary or desirable to carry out the intent of this paragraph. All sums paid or incurred by Lender directly or indirectly in connection with constructing, equipping and completing the improvements, whether the same shall be paid or incurred pursuant to the provisions of this paragraph or otherwise, shall be repaid by Borrower to Lender upon demand, with interest at the highest rate as is provided in the Note to the date of payment, and, until so repaid, shall be secured by the Mortgage.

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8.3              Other Remedies. Lender may look to, utilize, and realize upon any item or portion of any security held by it hereunder or under the Security Documents, or other instrument securing the Loan or Obligations of Borrower to Lender, whether now existing or hereafter contracted or acquired, in any order it may elect without obligation to equalize the burden between or among the separate items of security or portions thereof or between or among the owners thereof, or to marshal the same in any way, and Lender may apply any proceeds of any security in such order as it shall determine, and after all Obligations now or hereafter of Borrower to Lender have been paid in full, Lender shall account for any security then remaining or any surplus proceeds of any security then remaining to the owner of such security.

SECTION 9        INSPECTION, CONSULTANTS

9.1              Right to Inspect. Lender shall have the right, but shall not be required, to inspect the work on the Project either at completion or as the same progresses for the purpose of determining that it is being carried out in substantial accordance with Property Improvement Plan and that the other terms and conditions of this Agreement are being observed.

9.2              Consultant. At any time and from time to time during the term of the Loan, at the request of Lender, Borrower shall provide Lender’s Consultant with reasonable and customary reports relative to the status of construction or renovation of the Project. Further, at any time during the term of this Agreement, Lender shall have the right to retain a consultant (a “Consultant”) to perform the following services on behalf of Lender:

(a)               To review the Budget and determine for Lender whether it properly and completely includes all construction costs to enable completion of the Project.

(b)               To review the reports from Borrower’s Contractor, and advise Lender whether, in the opinion of the Consultant, the Property Improvement Plan is satisfactory and complete for the construction or renovation associated with the Project.

(c)               To make inspections of the Project during construction or upon completion for the purpose of determining whether construction of the Project to that date is in substantial accordance with the Property Improvement Plan and the Budget, and to recommend to Lender the approval, rejection or modification of Borrower’s requisitions as being in accordance with the Budget.

(d)               To review and advise Lender with respect to all major construction contracts, architectural services agreements and subcontracts, particularly with respect to the cost of each contract, the quality of the entity with whom Borrower are contracting, and for determining that all such contracts and agreements provide for the work to be performed to complete the Project in accordance with the Property Improvement Plan.

Neither Lender nor Lender’s Consultant will have any obligation or liability to Borrower or any other party with respect to the Consultant’s or Lender’s determination as to the quality of construction of the Project or the approval of any portion of the Project. The reasonable fees of any Consultant shall be borne by Borrower. Lender shall have no liability to Borrower on account of (i) the services performed by the Consultant, (ii) any neglect or failure on the part of the Consultant properly to perform its services, or (iii) any approval by the Consultant of work on the Project. It is expressly understood that neither the Consultant nor Lender assumes any obligation to Borrower or any other party with respect to the proper performance of work on the Project.

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SECTION 10    MISCELLANEOUS

10.1          Survival of Representations. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by Lender of the Loan, the execution and delivery to Lender of the Note and the Security Documents, and shall continue in full force and effect so long as the Note are outstanding and unpaid.

10.2          Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or in behalf of Borrower shall inure to the benefit of the respective successors and assigns of Lender, provided that Borrower may not transfer or assign any of its rights hereunder without the prior written consent of Lender.

10.3          Lender’s Expenses. Borrower shall reimburse Lender upon demand for all out-of-pocket costs, charges and expenses of Lender (including actual and reasonable fees and disbursements of counsel to Lender) in connection with (i) the preparation, execution and delivery of this Agreement, the Note, the Security Documents and any other agreements hereunder, (ii) the making of the Advances, (iii) any amendments, modifications, consents, or waivers in respect thereof, (iv) any enforcement thereof and (y) any enforcement of Lender’s rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing the Note and/or this Agreement.

10.4          Governing Law. This Agreement, the Note and the Security Documents (unless otherwise specified therein) shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Rhode Island.

10.5          No Waiver. No modification or waiver of any provision of this Agreement or the Note nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on, Borrower, in any case, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor delay on the part of Lender or Borrower in exercising any right, power or privilege hereunder, or under the Note, or any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

10.6          Captions. The captions and other headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

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10.7          Notices. All communications provided for hereunder shall be in writing, sent by U.S. Mail, postage prepaid, certified and return receipt requested, or by overnight delivery by nationally recognized delivery service, in either event to the respective parties at the addresses set forth below:

If to Lender:	BankNewport
P.O. Box 450
Newport, Rhode Island 02840
Attn: Mathew J. Insana
Vice President

With a copy to:	Jay R. Peabody, Esq.
Partridge Snow & Hahn LLP
40 Westminster Street, 11th Floor
Providence, RI 02903

If to Borrower:	PHR Cherry Propco, LLC
1140 Reservoir Avenue
Cranston, Rhode Island 02920
Attn: CFO

With a copy to:	Procaccianti Companies, Inc.
1140 Reservoir Avenue
Cranston, Rhode Island 02920
Attn: General Counsel

Each party by notice duly given in accordance herewith may specify a different address for the purposes hereof.

10.8          Maximum Payments. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loan, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the. maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal without being subject to any prepayment penalty. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

10.9          Jurisdiction. The Parties, to the extent that each may lawfully do so, hereby mutually consent to the jurisdiction of the courts of the State of Rhode Island and the United States District Court for the District of Rhode Island as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections either may have as to venue in any of such courts.

10.10      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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10.11      Gender. Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

10.12      Arm’s-Length Transaction. Borrower recognizes, stipulates and agrees that Lender’s actions and relationships with the parties hereto, including, but not limited to, those relationships created or referenced by or in this Agreement, the Note and the Security Documents, have been and constitute arm’s-length commercial transactions and that such actions and relationships shall at all times in the future continue to constitute arm’s-length commercial transactions and that Lender or Lender’s attorneys shall not at any time act, be obligated to act, or otherwise be construed or interpreted as acting as or being the agent, attorney, partner, employee or fiduciary of any such parties.

10.13      Negotiations. Borrower stipulates and agrees that each of this Agreement, the Note and the Security Documents are products of and result from lengthy arm’s-length negotiations between the parties and that neither Lender nor any other party has exerted or attempted to induce, through threats or otherwise, the execution or delivery of this Agreement, the Note or the Security Documents. Without in any way limiting the foregoing, Borrower stipulates and agrees that at all times during the course of the negotiations surrounding the execution and delivery of this Agreement, the Note and the Security Documents, Borrower has, to the extent deemed necessary or advisable in its sole discretion, been advised and assisted by competent counsel of its own choosing.

10.14      No Offer. Neither the negotiations to date nor the preparation of this Agreement, the Note or the Security Documents shall be deemed an offer by any of the parties to the other. No such instrument, document or agreement shall be deemed binding on any party until such party has executed and delivered the same in writing.

10.15      Agreements Relating to Consideration. Borrower hereby acknowledges and agrees that the covenants and agreements of Lender under this Agreement constitute full and fair consideration for the obligations, covenants and agreements of Borrower under this Agreement, and that, by virtue of such consideration, each of the parties hereto and thereto have received reasonably equivalent value in exchange for the covenants and agreements hereunder and thereunder.

10.16      Pledge by Lender. Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of either of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

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10.17      Assignment or Sale of Rights of Lender. Lender shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder if Lender is acquired by or merges with another bank or other financial institution to such acquiring or merged institution (each, an Assignee”). Borrower agrees that it shall execute, or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents and agreements executed in connection herewith as Lender shall deem reasonably necessary to effect the foregoing; provided, however, that said documents and agreements shall not increase or expand the obligations or liability of Borrower and/or Guarantors under any of the Loan Documents and/or this Agreement. In addition, at the request of Lender and any such Assignee, Borrower shall issue, without cost to Borrower, one or more new promissory Notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory note(s) shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and Loan held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

10.18      Participation Interests. Lender shall have the unrestricted right at any time and from time to time and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the Loan. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants provided that Lender shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

10.19      No Joint Venture. Notwithstanding anything to the contrary contained herein, in the Note and/or in the Security Documents, Lender, by entering into this Agreement with Borrower, will not be deemed a partner or joint venturer with Borrower or any Guarantor and Borrower agree to hold Lender harmless from any damages and expenses resulting from such construction of the relationship of the parties or any exertion thereof.

10.20      No Oral Agreement. This Agreement and the other Loan Documents executed by Lender and Borrower on even or near even date herewith fully and accurately document the understanding between Borrower and Lender. There are no implicit or oral understandings or agreements not fully and accurately set forth herein or in the other Loan Documents. It is understood and agreed that no officer or employee of Lender or any subsequent holder of the Note has any authority to modify, alter or amend this Agreement orally. Any and all changes to this Agreement must be in writing and must be approved of, in writing, by the holder of this Agreement. It is further understood and agreed that at no time will any oral agreement different from the terms of the Loan Documents be enforceable against any holder of the Note or this Agreement.

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BankNewport/PHR Cherry Propco, LLC

10.21      Jury Waiver. BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

10.22      Setoff. Borrower hereby grants to Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether or not existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender, and its successors and assigns or its affiliates or in transit to any of them. At any time that an Event of Default continues after expiration of any applicable grace or notice period, without demand but with prior notice to Borrower, Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan evidenced hereby. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN GOVERNED HEREBY, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.23      Replacement of Note. Upon receipt of an affidavit and indemnification of an officer of Lender as to the loss, theft, destruction or mutilation of any Note or any other Security Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Security Document, Borrower will issue, in lieu thereof, a replacement note or other Security Document in the same principal amount thereof and otherwise of like tenor, subject to receipt by Borrower of an indemnity agreement acceptable to Borrower.

(Signature Page Follows)

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be duly executed and delivered all under seal as of the day and year first above written.

Witnessed by:	PHR CHERRY PROPCO, LLC

/s/ Elizabeth L. Comella	By:	/s/ James A. Procaccianti
Elizabeth L. Comella	Name:	James A. Procaccianti
	Title:	Authorized Signatory

BANKNEWPORT

/s/ Adam Jrida	By:	/s/ Mathew J. Insana
Adam Jrida		Mathew J. Insana, Vice President

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Schedule 1

Permitted Encumbrances:

1.       The encumbrances listed and described in the title insurance policies issued by First American Title Insurance Company to Lender having an effective date of even date herewith.

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Schedule 2

Budget

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